Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO Sam Sarpong, CFO (323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Receipt of Nasdaq Deficiency Letter

LOS ANGELES, CA – (BUSINESS WIRE) – June 1, 2010– Broadway Financial Corporation (the “Company”) (Nasdaq Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that it has received a letter, dated May 26, 2010, from the Nasdaq Listing Qualifications Department stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company has not yet filed with the SEC its Quarterly Report on Form 10-Q for the first quarter of 2010, as well as its Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 form 10-K”). Rule 5250(c)(1) requires that Nasdaq listed companies file their required periodic financial reports with the Securities and Exchange Commission (the “SEC”) on a timely basis.

The Nasdaq letter supplements the previously reported letter to the Company from Nasdaq, dated April 16, 2010, relating to the Company’s failure to file its 2009 Form 10-K. Also as previously reported, in filings made by the Company with the SEC on Form 12b-25 on March 31, 2010, April 15, 2010, and May 18, 2010, the Company was not able to complete its financial statements as of and for the year ended December 31, 2009, and therefore was not able to complete preparation of its 2009 Form 10-K, by the required filing date, due to the fact that the Company had not received the final conclusions of the Office of Thrift Supervision (the “OTS”) with respect to its regular examination of the Bank that commenced in January 2010.

Under the Listing Rules of the Nasdaq Small-Cap Market, the Company must submit a plan to Nasdaq within 60 calendar days from the date of its receipt of the Nasdaq letter for coming into compliance with Listing Rule 5250(c)(1). If Nasdaq accepts the plan, the Listing Rules further provide that Nasdaq may grant an exception to the Company of up to 180 calendar days from the original due date of the Company’s Form 10-K, which would be until October 12, 2010, to regain compliance with Listing Rule 5250(c)(1). The Company expects to file its 2009 Form 10-K and first quarter 2010 Form 10-Q in the next few weeks.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.